Exhibit 1

130 Adelaide Street West
Suite 2116
Toronto, Ontario
Canada M5H 3P5

News Release — October 7, 2009	TSX: PDL, PDL.WT, PDL.WT.A
09-20-NAP	NYSE Amex: PAL, PAL.WS

NAP pours first gold at Sleeping Giant and eliminates royalty

Pictures from the gold pour are available on the Company’s website: www.nap.com.

Toronto, Ontario — North American Palladium Ltd. (“NAP”) poured its first gold bars at its Sleeping Giant mine on October 6, 2009, and will now ramp up to a commercial production rate of 50,000 ounces of gold per year during the fourth quarter of 2009.

“Becoming a gold producer is an important milestone in attaining our vision of being a diversified precious metals company operating multiple mines in mining friendly jurisdictions,” said William J. Biggar, NAP’s President and Chief Executive Officer. “I’d like to congratulate and thank our employees for successfully restarting the Sleeping Giant mine within our seven-month timeframe and $7.5 million budget.”

The Company also announced that it has exercised its right to buy back a 1% net smelter return royalty on the Sleeping Giant mine held by IAMGOLD Corporation for $1 million.

NAP’s 100% owned Sleeping Giant gold mine, located northwest of Val d’Or in the prolific Abitibi region of Quebec, has a full complement of employees at site. The Company also owns the nearby Discovery Project, the Dormex Property and has a joint venture with Midland Exploration over the Laflamme Project.

North American Palladium: Re-engineering the Future

North American Palladium is a precious metals company that owns the Lac des Iles mine, which produced platinum group metals for 15 years until October 2008 when it was placed on temporary care and maintenance due to low metal prices. Prior to the temporary shutdown, the mine had annual production of 270,000 ounces of palladium, 20,000 ounces of platinum and 20,000 ounces of gold. The Company also owns and operates the Sleeping Giant gold mine located in the Abitibi region of Quebec, which produced over 1 million ounces of gold from 1988-2008 at an average grade of 11.44 g/t. North American Palladium expects commercial gold production to resume in the fourth quarter of 2009 at an annual rate of 50,000 ounces. North American Palladium benefits from operating in a politically stable jurisdiction with developed infrastructure and a history of innovation and excellence in mining.

For further information please contact:

Annemarie Brissenden

Director, Investor Relations

Telephone: 416-360-7971 Ext. 226

Email: abrissenden@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to the individual use of proceeds of the offering constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.